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                                                                  EXHIBIT 4.1(e)

                      AMENDMENT NO. 1 TO WARRANT AGREEMENT

         AMENDMENT (this "Amendment"), dated as of January 28, 2000, to the Warrant Agreement, dated as of February 18, 1998 (the "Agreement"), between Mentus Media Corp., a Delaware corporation and now known as Next Generation Network, Inc. (the "Company"), and United States Trust Company of New York, a New York banking corporation, as Warrant Agent (the "Warrant Agent").

                                   WITNESSETH:

         WHEREAS, the Company proposes to amend the Agreement;

         WHEREAS, the Company has obtained the consents of the Requisite Holders (as defined in the Agreement) with respect to amending the Agreement;

         NOW THEREFORE, in consideration of the premises and the mutual agreements contained herein and other good and valuable consideration, the parties hereto agree as follows:

         SECTION 1. Definitions. All capitalized terms not otherwise defined in this Amendment are used herein as defined in the Agreement.

         SECTION 2. Amendment to the Agreement. The Agreement is hereby amended effective as of the date hereof as follows:

         Sections 12(a) and 12(b) are amended by adding the underscored and bold language below and by deleting the crossed out language below.

                  SECTION 12. Adjustment of Number of Warrant Shares Issuable. The number of shares of Common Stock issuable upon the exercise of each Warrant (the "Exercise Rate") is subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 12. The Exercise Rate shall initially be one.

                           (a) Adjustment for Change in Capital Stock. If the
                  Company:

                           (1) pays a dividend or makes a distribution on its
                  Common Stock in shares of its Common Stock or other capital stock of the Company; and

                           (2) subdivides, combines or reclassifies its
                  outstanding shares of Common Stock;

         then the Exercise Rate in effect immediately prior to such action shall be proportionately adjusted so that the holder of any Warrant hereafter exercised may receive the aggregate number and kind of shares of capital stock of the Company which such holder would


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         have owned immediately following such action if such Warrant had been exercised immediately prior to such action; provided, however, that notwithstanding the foregoing, upon the occurrence of an event described in any of paragraphs (1) or (2) above, which otherwise would have given rise to an adjustment, no adjustment shall be made if the Company includes the holders of Warrants in such distribution pro rata to the number of shares of Common Stock issued and outstanding (after giving effect to the Warrant Shares as if they were issued and outstanding).



                  The adjustment shall become effective immediately after the "Time of Determination," which shall be: (a) in the case of a dividend or distribution to holders of Common Stock, the record date for determining the holders of shares Common Stock eligible to receive such dividend or distribution; AND (b) in the case of a subdivision, combination or reclassification described in subparagraph (a)(2) above, the effective date hereof.



                  If after an adjustment a holder of a Warrant upon exercise of it may receive shares of two or more classes of capital stock of the Company, the Board of Directors of the Company shall determine the allocation of the adjusted Exercise Price between the classes of capital stock. After such allocation, the exercise privilege and the Exercise Price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Section.


                  Such adjustment shall be made successively whenever any event listed above shall occur.


         (b) INTENTIONALLY DELETED.


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         Section 12(e) of the Warrant Agreement is amended by adding the underscored and bold language below and by deleting the crossed out language below.


                  (e) INTENTIONALLY DELETED.


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         SECTION 3. APPLICABLE LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND
CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

         SECTION 4. Headings. The headings of this Amendment are for the purposes of reference only and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

         SECTION 5. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but which taken together shall constitute one agreement.

         SECTION 6. The Warrant Agent. The Warrant Agent is not responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Amendment or for or in respect of the recitals contained herein, all of which are made solely by the Company.

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                  IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the date and year first written above.

                                             NEXT GENERATION NETWORK, INC.


                                             By:______________________________
                                             Name:____________________________
                                             Title:___________________________



                                             UNITED STATES TRUST COMPANY OF NEW
                                               YORK, as Warrant Agent


                                             By:______________________________
                                             Name:____________________________
                                             Title:___________________________


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